Exhibit 99.1

Petrohawk Prices $400 Million Private Offering of 7¼% Senior Notes due 2018

HOUSTON, January 14, 2011 — Petrohawk Energy Corporation (NYSE: HK) (“Petrohawk”) today announced that it has priced a private offering of $400 million of its outstanding series of 7¼% senior notes due 2018. Petrohawk increased the size of the offering from the previously announced $300 million to $400 million. Petrohawk originally offered and sold an aggregate principal amount of $825 million of its 7¼% senior notes due 2018 in August 2010. The additional issue of notes priced at 101.875% of face value (plus accrued interest from January 31, 2011) to yield 6.837% to worst. The offering is expected to settle and close on January 31, 2011, subject to customary closing conditions.

Net proceeds from the offering are expected to be used to redeem all of Petrohawk’s outstanding 7 1/8% senior notes due April 1, 2012 and to provide working capital for general corporate purposes.

The notes have not been registered under the Securities Act of 1933 or applicable state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act and applicable state laws. The notes may be resold by the initial purchaser pursuant to Rule 144A and Regulation S under the Securities Act.

This press release is being issued pursuant to Rule 135c under the Securities Act of 1933, and is neither an offer to sell nor a solicitation of an offer to buy any of these securities and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale is unlawful.

Petrohawk Energy Corporation is an independent energy company engaged in the acquisition, production, exploration and development of oil and natural gas with properties concentrated in North Louisiana, in the Haynesville Shale, and South Texas, in the Eagle Ford Shale.

Additional Information for Investors

This press release contains forward-looking statements within the meaning of the federal securities laws. Petrohawk cautions you that any statements contained in this press release that are not strictly historical statements constitute forward-looking statements. Such forward looking statements include, but are not limited to, the closing of the offering and Petrohawk’s expectations regarding the use of proceeds of the offering. These statements are based upon current beliefs or expectations and are subject to various risks and uncertainties, including those set forth in Petrohawk’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009, and the Quarterly Reports on Form 10-Q for the quarters ended March 31, 2010, June 30, 2010 and September 30, 2010 (copies of which may be obtained from the SEC’s website at http://www.sec.gov). Readers should not place undue reliance on any such forward-looking statements, which are made only as of the date hereof. Petrohawk undertakes no duty or obligation to update any forward-looking statements contained in this release as a result of new information, future events or changes in Petrohawk’s expectations.

For more information contact Joan Dunlap, Vice President - Investor Relations, at 832-204-2737 or jdunlap@petrohawk.com. For additional information about Petrohawk, please visit our website at http://www.petrohawk.com.